Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Bellevue Life Sciences Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate (4)	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001	457(f)	24,461,214	—	$2,264,484	.00014760	$334.24	—	—	—	—
	Total Offering Amounts							$334.24
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$334.24

(1)

Calculated based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of Bellevue Life Sciences Acquisition Corp. (“BLAC”) issuable upon the consummation of the business combination (the “Business Combination”) between BLAC and OSR Holdings Co., Ltd. (“OSR Holdings”).

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(3)

OSR Holdings is a private company, no market exists for their securities and OSR Holdings has an accumulated deficit. Therefore, estimated solely for purposes of calculating the registration fee in accordance with Securities Act Rule 457(f)(2), the proposed maximum aggregate offering price is one-third of the aggregate par value of the OSR Holdings securities expected to be exchanged in the Business Combination. This calculation results in a value per share of the securities to be received by BLAC upon the issuance of securities registered under this form of $1.20.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price, subject to offset pursuant to Rule 415(a)(6).